AMENDMENT

ADVISERY AGREEMENT DATED 19 JANUARY 1994

AS AMENDED

Timothy Plan and Timothy Partners, Ltd.

This Amendment, dated November 18, 2012, by and between the Timothy Plan (the “Trust”), a Delaware business trust operating as a registered investment company under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Timothy Partners, Ltd. (the “Investment Adviser”) a Florida limited partnership and a member in good standing of FINRA, (collectively the “Parties”).

The Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Trust (the “non-interested Trustees”), have by unanimous vote, elected to introduce a new Series in the Trust, which new Series will be the Emerging Markets Fund (the “Fund”). Having considered past investment advisory success, the Board further determined that it is prudent and in the best interests of the Trust to employ Timothy Partners, Ltd., the Adviser of the other Series offered by the Trust, as the Investment Adviser of the new Series. Considerations of the Board included but were not limited to the following:

1.	The nature, quality, and extent of services to be furnished by Timothy Partners. Ltd. to the Fund, including:

(a)

That the breadth and the quality of investment advisory and other services to be provided to the Trust appear to be satisfactory, as evidenced in part by the performance record of the Funds offered by the Trust as compared with the performance records of a peer group of comparable funds;

(b)	That the Investment Advisor appears to have the systems and highly trained personnel necessary for it to be able to provide quality service to the Fund’s shareholders; and

(c)

That the Board is satisfied with the research, portfolio management, and trading services, among others, to be provided by the Investment Advisor to the Fund, and has determined that the Investment Advisor is charging fair, reasonable, and competitive fees.

(d)

The risks assumed by the Investment Advisor in providing investment advisory services to the Fund is made with the recognition that the Fund’s advisory relationship with Timothy Partners. Ltd. can be terminated at any time and must be renewed on an annual basis.

2.	The fairness of fee arrangements, including:

(a)	That upon review of the advisory fee structures of the Fund in comparison with other similar funds, the level of investment advisory fees paid by the Fund is competitive;

(b)	That the expense ratio of the Fund is generally competitive and in many instances lower than those of similar funds;

(c)	That the advisory and other fees payable by the Fund to the Investment Advisor are essentially fees arrived at solely from such arm’s-length negotiation.

(d)	The extent to which economies of scale could be realized as a Fund grows in assets and whether the Fund’s fees reflect these economies of scale for the benefit of Fund shareholders.

Pursuant to Section 11 of the Agreement, the Agreement is hereby amended as follows, however all other terms and conditions contained therein shall remain in full force and effect:

1.	The introductory paragraph of the Agreement, as amended the 1st day of October, 2000, shall be further amended and shall read in its entirety:

AGREEMENT, made by and between The Timothy Plan, a Delaware business trust (the “Trust”) on behalf of the following series of the Trust;

The Timothy Plan Aggressive Growth Fund

The Timothy Plan Large/Mid Cap Growth Fund

The Timothy Plan Small Cap Value Fund (formerly the Timothy Plan)

The Timothy Plan Large/Mid Cap Value Fund

The Timothy Plan International Fund

The Timothy Plan Israel Common Values Fund

The Timothy Plan Emerging Markets Fund

The Timothy Plan Fixed Income Fund

The Timothy Plan Money Market Fund

The Timothy Plan Strategic Growth Fund

The Timothy Plan Conservative Growth Fund

The Timothy Plan Strategic Growth Portfolio Variable Fund

The Timothy Plan Conservative Growth Portfolio Variable Fund

And Timothy Partners, Ltd., a Florida Limited partnership (the “Investment Adviser”).

2.     Effective Date. The Effective Date of this Amendment is November 18, 2012.

IN WITNESS WHEREOF, the Parties hereto have caused this amendment to be signed by their duly authorized officers on this 18th day of November by

Timothy Plan	Timothy Partners, Ltd.

By: Arthur Ally	By: Arthur Ally

Its: Chairman	Its: President